UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GRIFFIN REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Audio Transcript
The following is a transcript of a pre-recorded outreach message from the Chief Executive Officer and President of Griffin Realty Trust, Inc. (the "Registrant"), Michael Escalante, to certain stockholders of the Registrant.
Hello, this is Michael Escalante, the CEO and President of Griffin Realty Trust. I am calling you today to let you know that the company has postponed its annual shareholder meeting from November 2nd, 2022 to November 30th, 2022 to allow additional time for shareholder voting and the solicitation of proxies.
The company has made various proposals to all our shareholders. Based on preliminary estimates of the vote count, substantially more shares have been voted in favor of the proposals than against them. At this time, however, the number of votes cast in favor of the conversion proposal is insufficient for approval. It is therefore very important that you cast your vote.
You should have recently received proxy information relating to the meeting. That package includes instructions on how you can easily vote your shares by mail, over the phone or online. To vote now by phone, please call our proxy solicitor, Georgeson, at 866-482-5136. Again, that number is 866-482-5136.
As a reminder, the Board of Directors believes the proposals are in the best interest of the shareholders and has recommended a vote FOR all the proposals.
Your vote is very important. Thank you for your time and, most importantly, thank you for your vote.